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                                                              Exhibit 4.1
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                                    EXHIBIT A
                        MAGNETIC TECHNOLOGIES CORPORATION
                             1996 STOCK OPTION PLAN


SECTION 1.  PURPOSE
            -------

     The purpose of the Magnetic Technologies Corporation 1996 Stock Option Plan ("the Plan") is to provide, through options to purchase Magnetic Technologies Corporation $.15 par value Common Stock ("Stock"), long-term incentives to directors, officers, key employees and consultants responsible for the success and growth of Magnetic Technologies Corporation and its subsidiaries ("the Company") in order to attract and retain such persons on a competitive basis and to further the association of their interests with those of the Company.


SECTION 2.  EFFECTIVE DATE
            --------------

     The Plan will become effective September 13, 1996, subject to its approval by the Shareholders of the Company prior to December 31, 1996.


SECTION 3.  SHARES OF STOCK SUBJECT TO PLAN
            -------------------------------

     Options may be granted under the Plan to purchase in the aggregate not more than one hundred twenty-five thousand (125,000) shares of Stock, which shares may consist in whole or in part of either authorized but unissued shares or treasury shares. Any shares subject to unexercised options granted under the Plan which for any reason expire or are terminated shall be available again for new options under the Plan.


SECTION 4.  PLAN ADMINISTRATION
            -------------------

     The Plan shall be administered by two Committees of the Company's Board of Directors ("the Plan Administrator Committee(s)"): (1) the Compensation Committee - with respect to options granted to the Company's officers, key employees and consultants; and (2) a Directors Option Committee - with respect to options granted to directors who are not officers or employees. Each Committee shall have not less than two director members, all of whom shall be "disinterested persons" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934 ("the 1934 Act").

     Each Plan Administrator Committee shall select the persons to whom options may be granted and determine the number of shares of Stock to be granted to each such optionee. Subject to the provisions of the Plan, each Plan Administrator Committee shall have the authority to determine the other terms of options granted under the Plan (which need not be uniform), to establish and rescind rules and regulations as it deems necessary for the administration of the Plan and to correct any defects and reconcile any inconsistency in any option granted under the Plan as it deems necessary. All determinations of a Plan Administrator Committee shall be by a majority of its members, and shall be final. No member of a Plan Administrator Committee shall be liable for any action taken in good faith with respect to the Plan or any option granted under the Plan.

     The expenses of administering the Plan shall be paid by the Company. Each option granted under the Plan shall be evidenced by a written contract executed by both the Company and the optionee.



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SECTION 5.  ELIGIBILITY AND SELECTION PROCESS
            ---------------------------------

     Persons eligible to receive options under the Plan will consist of the Company's directors, officers, key employees and consultants. The Plan Administrator Committees will take into account the duties of prospective optionees and their past and potential contributions to the Company in making determinations as to the persons to be selected for option grants, the number of shares of Stock to be included in each option and the other terms of the option.

     The Compensation Committee will determine the participation of, and make grants under the Plan to, the Company's officers, key employees and consultants, including officers who are directors, and will determine whether each option shall be an Incentive Stock Option [being an option in compliance with the requirements of Section 422 of the Internal Revenue Code of 1986, as amended ("the Code") or any successor section] or a Non-Qualified Stock Option [being an option not intended to meet the requirements of an Incentive Stock Option].

     The Directors Option Committee will determine the participation of, and make grants under the Plan to, directors who are not officers or employees of the Company. All of such options shall be Non-Qualified Stock Options (as defined above).


SECTION 6.  PROVISIONS TO BE CONTAINED IN ALL STOCK OPTIONS
            -----------------------------------------------

     Each option granted under the Plan will contain the following provisions:

                  A. The exercise price shall be an amount not less than 100% of the fair market value of the Stock as determined by the Plan Administration Committee on the date the option is granted.

                  B. The period in which the option may be exercised shall not exceed ten years from the date of the option grant.

                  C. The option may be exercised only by the optionee during the optionee's lifetime, and the option will not be transferable by the optionee other than by will or the laws of descent and distribution.

                  D. The optionee's agreement to make no disposition of the Stock acquired upon the exercise of the option within a period of six months after the date of the option grant.

                  E. In the cases of optionees who are employees, if an optionee's employment with the Company is terminated for any reason, then the option will expire if not exercised within three months after such termination of employment. Notwithstanding the foregoing, if the Compensation Committee determines that the optionee's employment was terminated by reason of fraudulent, dishonest or disloyal conduct, then the optionee will forfeit all rights under the option immediately upon discharge from the Company's employment.

                  F. The optionee will have no rights as a shareholder of the Company until the optionee has complied with all of the option exercise terms, including full payment for the Stock purchased, and the certificates of stock representing the Stock so purchased have been issued to the optionee.



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SECTION 7.  INCENTIVE STOCK OPTIONS
            -----------------------

     In addition to the provisions contained in Section 6 hereof, each Incentive Stock Option granted under the Plan will contain the following provisions and such other provisions as may be necessary to qualify as an Incentive Stock Option under Section 422 of the Code:

                  A. In the event that the optionee owns more than 10% of the Company's outstanding Stock (as defined in the Code and the regulations thereunder) on the date the option is granted, then the exercise price shall be not less than 110% of the fair market value of the Stock on the grant date and the exercise period shall not exceed five years from the grant date.

                  B. The aggregate fair market value of Stock (determined at the date that the option is granted) with respect to which the option is exercisable for the first time by the optionee during any calendar year shall not exceed $100,000.

                  C. The optionee's agreement to make no disposition of the Stock acquired upon the exercise of the option which would be deemed to be a "disqualifying disposition" under Section 422 of the Code (currently, any sale within two years from the option grant date or one year from the exercise date); and, in the event that the optionee makes a disqualifying disposition so as to require the withholding of federal, State or local taxes (including social security taxes), the optionee's agreement to promptly pay to the Company the amount of such taxes if the Company is unable to withhold the necessary sums from monies due to the optionee.

                  D. Such other provisions as determined by the Compensation Committee.


SECTION 8.  NON-QUALIFIED STOCK OPTIONS
            ---------------------------

     In addition to the provisions contained in Section 6 hereof, each Non-Qualified Stock Option granted under the Plan will contain the following provisions:

                  A. In the cases of optionees who are employees, the optionee's agreement to pay to the Company upon exercise of the option all federal, State and local taxes (including social security taxes) required to be withheld and, alternatively, to permit the Company, at its sole discretion, to withhold from the Stock to be issued to the optionee that number of shares at their then fair market value which would satisfy the amount of taxes to be withheld.

                  B. Such other provisions as determined by the Compensation Committee or the Directors Option Committee, as the case may be.


SECTION 9.  ADJUSTMENTS FOR CHANGE OF SHARES
            --------------------------------

     The aggregate number and kind of shares of Stock available for options under the Plan and subject to any outstanding option under the Plan, and the exercise price of each outstanding option, shall be adjusted for any change in the Stock resulting from a stock dividend or recapitalization (including a stock split, merger, combination or exchange of shares; but excluding the Company's issuance, sale or purchase of shares of Stock for money, services or property).




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SECTION 10.  RIGHT OF COMPANY TO CANCEL OPTIONS
             ----------------------------------

     The Company shall have the right to cancel any unexercised options granted under the Plan at any time, without cause, upon a vote of the Company's Board of Directors, which right may be exercised as to one or more optionees; provided that, if exercised with respect to any optionee, all of the option grants held by such optionee shall be canceled. Should the Company determine to cancel any such option, it shall pay to the optionee a purchase price equal to the difference between the exercise price of the option and the value of the optioned Stock on the effective date of the Company's purchase as established in the notice from the Company to the optionee; provided, however, that in no event shall the purchase price be less than zero.


SECTION 11.  TERMINATION AND AMENDMENT OF THE PLAN
             -------------------------------------

     The Plan will automatically terminate on July 31, 2006, and no options shall be granted under the Plan thereafter. The Company's Board of Directors may at any time amend or terminate the Plan provided that no amendment shall apply to adversely affect the rights of any optionee with respect to an option already granted and no amendment shall be made without shareholder approval which would
(a) increase the aggregate number of shares of Stock for which options may be granted (except pursuant to Section 9 hereof), (b) change the eligibility requirements for persons entitled to receive options, (c) extend the Plan termination date, (d) reduce the minimum option exercise price specified herein,
(e) extend the maximum period during which an option may be exercised specified herein, (f) otherwise materially increase benefits accruing to eligible persons or (g) effect a change prohibited by Section 16(b) of the 1934 Act absent shareholder approval.


SECTION 12.  MISCELLANEOUS
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                  A. The granting of options under the Plan shall be at the sole discretion of the Plan Administrator Committees. The adoption of the Plan shall not be construed to give any eligible person hereunder any right to participate in the Plan or to receive options hereunder. The granting of an option hereunder, and the execution of a Stock Option Contract in connection with such grant, shall not be construed to constitute an understanding or agreement, express or implied, on the part of the Company to employ any optionee for any specified period of time.

                  B. The Plan and options granted under the Plan will be subject to all federal and State statutes, rules and regulations, including securities laws. If, in the opinion of the Company's counsel, the issuance, sale or transfer of shares of Stock under the Plan is not lawful for any reason, the Company will not be obligated to issue, sell or transfer the Stock notwithstanding conflicting provisions of the Plan or any Stock Option Contracts entered into under the Plan.

                  C. The Company will be under no obligation to reserve shares to fill options granted under the Plan. The Company will be deemed to have complied with the terms of the Plan if, at the time of issuance of an option under the Plan, it has a sufficient number of authorized and unissued shares of Stock or treasury Stock which may be appropriated and issued for that purpose.

                  D. The Plan and Stock Option Contracts entered into under the Plan will be construed and enforced in accordance with the laws of the State of Delaware.



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